Exhibit 10.1

FIRST AMENDMENT

to

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) is made effective as of January 1, 2015 (the “Effective Date”), to the Amended and Restated Executive Employment Agreement, dated as of January 1, 2009 (the “Agreement”) between Martine A. Rothblatt (“Executive”) and United Therapeutics Corporation (“UT” or the “Company”).

WHEREAS, the Agreement includes a requirement that UT make an annual grant of stock options to the Executive pursuant to a formula, and the parties desire to amend the Agreement to eliminate such requirement and make other changes in order to enable UT’s Compensation Committee to create alternative long-term incentive arrangements for the Executive, which may include share tracking awards or other equity-related vehicles;

WHEREAS, the Agreement contains an “excise tax gross up”, which the parties wish to remove; and

WHEREAS, and the parties wish to change Executive’s title to Co-Chief Executive Officer, to enable the promotion of Roger Jeffs to the position of President and Co-Chief Executive Officer.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows, with effect beginning on the Effective Date:

1.  Title Change.  Section 2.1 (“Employment”) and Section 2.3 (“Duties”) of the Agreement are hereby amended to replace each instance of “Chief Executive Officer” with “Co-Chief Executive Officer”.

2.  Annual Incentive Compensation.  Section 3.2(a) of the Agreement (“Annual Incentive Compensation”), which provides for an annual grant of stock options to Executive, is hereby deleted.

3.  References to Stock Options.  UT anticipates that it will issue long-term incentive awards to Executive in the form of share tracking awards, or such other awards subject to vesting as may be available from time to time as approved by the Compensation Committee.  As such, references to “stock options” in the Agreement are hereby amended as follows:

(a)         Section 4.2(a)(iv) of the Agreement, which currently reads as follows, is deleted in its entirety:

“The Positive Spread for any non-vested options held by Executive, payable upon surrender by Executive of such options”

(b)         Section 4.2(g), which currently reads as follows:

“(g)         Exercise Term of Stock Options.  The exercise period for each Stock Option granted to Executive prior to Executive’s Date of Termination shall be the full remaining duration of the term of each such option.”

is hereby deleted in its entirety and replaced with the following:

“(g)        Additionally, in the event of termination contemplated in this Section 4.2, (i) all unvested options to purchase shares of UT’s Common Stock; (ii) all unvested share tracking awards; and (iii) all other awards subject to vesting, in each case granted to Executive prior to Executive’s Date of Termination, shall immediately vest in Executive upon Executive’s Date of Termination, and the exercise period for each such previously-granted option, share tracking award or other award shall be the full remaining duration of the term of each such option, share tracking award or other award.”

4.  Removal of Excise Tax Gross-Up.  Section 4.3 is deleted in its entirety.

5.  Effect.  No other provisions of the Agreement shall be affected by this Amendment, and all other provisions of the Agreement shall remain in full force and effect.

In witness whereof, the parties have executed this Amendment effective as of the date first written above.

EXECUTIVE	UNITED THERAPEUTICS CORPORATION

/s/ Martine Rothblatt	/s/ Chris Causey
Martine Rothblatt	Chris Causey
Director
Chairman, Compensation Committee